Exhibit 5.1

DLA Piper LLP (US)
51 John F. Kennedy Parkway, Suite 120
Short Hills, New Jersey 07078-2704
www.dlapiper.com

T 973.520.2550
F 973.520.2571

Partners Responsible for Short Hills Office:
Andrew P. Gilbert
Michael E. Helmer

May 23, 2018

CytoSorbents Corporation

7 Deer Park Drive, Suite K

Monmouth Junction, New Jersey 08852

RE: CytoSorbents Corporation, Registration Statement on Form S-3 (333-205806)

Ladies and Gentlemen:

We have acted as counsel to CytoSorbents Corporation, a Delaware corporation (the “Company”), with respect to the issuance by the Company of an aggregate of 68,791 shares of common stock, par value $0.001 per share (the “Shares”), pursuant to the referenced Registration Statement (the “Registration Statement”) and the Prospectus Supplement dated May 22, 2018 (the “Prospectus Supplement”), each filed under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “SEC”). The Shares have been issued to Western Alliance Bancorporation in full satisfaction of the Company’s obligations under that certain Success Fee Letter, dated June 30, 2016, executed by the Company and Western Alliance Bank, an Arizona corporation and subsidiary of Western Alliance Bancorporation.

In connection with this opinion letter, we have examined the Registration Statement, the Prospectus Supplement and originals, or copies certified or otherwise identified to our satisfaction, of the First Amended and Restated Certificate of Incorporation of the Company as filed with the Secretary of State of the State of Delaware, the Bylaws of the Company and the minutes of meetings of the stockholders and the Board of Directors of the Company, as provided to us by the Company and such other documents, records and other instruments as we have deemed appropriate for purposes of the opinion set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.

Based upon the foregoing, we are of the opinion that the Shares have been duly authorized by the Company and are validly issued, fully paid and non-assessable.

The opinion expressed herein is limited to the Delaware General Corporation Law.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the base prospectus included in the Registration Statement and the Prospectus Supplement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC thereunder.

Very truly yours,

/s/ DLA Piper LLP (US)